Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated May 22, 2023, except for the effects of the reverse merger and recapitalization discussed in Note 3 to the consolidated financial statements, as to which the date is November 28, 2023, related to the consolidated financial statements of Serve Robotics, Inc. as of December 31, 2022 and 2021, and for the periods then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California

November 28, 2023